UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 19, 2010

CLEAN DIESEL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33710	06-1393453
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Suite 1100, 10 Middle Street, Bridgeport, CT	06604
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number including area code:	(203) 416-5290

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

Effective April 19, 2010, the Board of Directors of Clean Diesel Technologies, Inc. (“Clean Diesel”) terminated the employment of Ann B. Ruple and her appointment as Vice President, Treasurer and Chief Financial Officer of Clean Diesel.

Also on the same date, the Board of Directors of Clean Diesel appointed John B. Wynne, 48, as Vice President, Treasurer and Interim Chief Financial Officer of Clean Diesel to be effective on April 23, 2010.  Mr. Wynne has been a partner of Tatum, LLC since 2005. Tatum is an executive services firm and is furnishing to Clean Diesel the services of Mr. Wynne as Interim Chief Financial Officer. During his association with Tatum, Mr. Wynne, who is a certified public accountant, served as Chief Financial Officer of Arbinet Corporation, a telecommunications company, from 2006 to 2009 and as Interim Chief Financial Officer of North American Airlines, Inc. from 2005 to 2006. Prior to his association with Tatum, Mr. Wynne held Chief Financial Officer positions with The Promptcare Companies, Inc, a health services company; Allied International Healthcare, Inc.; and Wassall USA, Inc., a conglomerate.

Other than as set out in an Interim Services Agreement dated April 23, 2010 between Clean Diesel and Tatum (the “Agreement”), there are a) no understandings or arrangements between Mr. Wynne and any other person pursuant to which he was appointed as Interim Chief Financial Officer of Clean Diesel and b) Mr. Wynne has no material interest in any transaction or proposed transaction in which Clean Diesel is or is to be a party. Mr. Wynne has no family relationship with any director or executive officer of the Company.

Under the Agreement the Company shall pay Tatum for Mr. Wynne’s services a monthly fee of $35,000 and an administrative fee of not more than $500 per month to cover ancillary administrative costs and shall reimburse Tatum for all travel and out of pocket expenses incurred in connection with the Agreement. The Agreement has a minimum term of three months and may be terminated during the minimum term on 30 days notice and after the minimum term on 15 days notice.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clean Diesel Technologies, Inc.

By:	/s/ Charles W. Grinnell
Charles W. Grinnell
Its: Secretary

Dated:  April 23, 2010

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